Exhibit 4.1

EXECUTION VERSION

MGIC INVESTMENT CORPORATION

as Issuer

and

U.S. BANK NATIONAL ASSOCIATION

(as successor to Bank One Trust Company, National Association)

as Trustee

Third Supplemental Indenture

Dated as of August 5, 2016

Third Supplemental to Indenture dated as of October 15, 2000

5.750% Senior Notes due 2023

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TABLE OF CONTENTS

(continued)

		Page

Section 6.08	Execution in Counterparts	15

Section 6.09	Severability	16

EXHIBITS

Exhibit A	Form of Note	A-1

ii

THIRD SUPPLEMENTAL INDENTURE, dated as of August 5, 2016 (this “Supplemental Indenture”), between MGIC INVESTMENT CORPORATION, a Wisconsin corporation, as issuer (the “Company”), and U.S. BANK NATIONAL ASSOCIATION (as successor to Bank One Trust Company, National Association), a national banking association organized under the laws of the United States, as trustee (the “Trustee”), under the Indenture, dated as of October 15, 2000, between the Company and the Trustee (as amended and supplemented from time to time in accordance with the terms thereof, the “Original Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company executed and delivered the Original Indenture to the Trustee to provide, among other things, for the issuance from time to time of the Company’s unsecured, unsubordinated Securities in an unlimited aggregate principal amount and to bear such rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as might be determined by the Company under the Original Indenture;

WHEREAS, Section 3.1 of the Original Indenture provides for the Company to establish Securities of any series pursuant to an indenture supplemental to the Original Indenture;

WHEREAS, Section 9.1(4) of the Original Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Original Indenture to establish the form or terms of Securities of any series and any Coupons appertaining thereto as permitted by Section 2.1 and Section 3.1 of the Original Indenture without the consent of any Holders;

WHEREAS, the Board of Directors has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture;

WHEREAS, pursuant to the terms of the Original Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its “5.750% Senior Notes due 2023” (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Original Indenture and this Supplemental Indenture;

WHEREAS, the form of Note, the certificate of authentication to be borne by each Note, and the form of assignment and transfer to be borne by the Notes are to be substantially in the forms hereinafter provided for; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make (i) this Supplemental Indenture a valid instrument in accordance with its terms, and (ii) the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the premises and the purchases of the Notes by the Holders thereof, it is mutually agreed, for the benefit of the Company and the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1. DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01                             Scope of Supplemental Indenture.

Except for the modifications to the Original Indenture set forth in Sections 3.01, 3.02, 4.01 and 4.02 hereof and in the definition of “Indebtedness” herein (which in all cases shall apply to the Notes and any other Securities issued from time to time after the date hereof under the Original Indenture, unless a supplemental indenture with respect to such other Securities specifically provides otherwise), the changes, modifications and supplements to the Original Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes, which may be issued from time to time, and shall not apply to any other Securities that may be issued under the Original Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements.  The provisions of this Supplemental Indenture shall supersede any corresponding provisions in the Original Indenture.

Section 1.02                             Definitions.

For all purposes of the Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(i)                                     the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(ii)                                  all words, terms and phrases defined in the Original Indenture (but not otherwise defined herein) shall have the meanings assigned to them in the Original Indenture;

(iii) all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;

(iv)                              all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States of America and, except as otherwise herein expressly provided, the terms “generally accepted accounting principles” or “GAAP” with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted in the United States of America at the date or time of such computation;

(v)                                 the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

(vi)                              the word “or” is always used inclusively (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”).

“Agent Members” has the meaning specified in Section 2.02.

“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York, and on which commercial banks are open for business in New York, New York.

“Close of Business” means 5:00 p.m. (New York City time).

“Company” has the meaning specified in the Preamble of this Supplemental Indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means, as to a Redemption Date, (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means The Depository Trust Company until a successor Depositary shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Depositary” shall mean such successor Depositary.

“Designated Subsidiary” means any present or future consolidated Subsidiary of the Company, the consolidated shareholders’ equity of which constitutes at least 15% of the consolidated shareholders’ equity of the Company.

“Event of Default” has the meaning specified in Section 4.02.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Global Note” means any Note that is a Global Security.

“Global Security” means a Security that evidences all or part of the Securities of any series and is authenticated and delivered to, and registered in the name of, the Depositary for such Securities or a nominee thereof.

“Indebtedness” means, with respect to any Person: (i) the principal of and any premium and interest on, indebtedness of such Person for money borrowed and indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which that Person is responsible or liable; (ii) all Capitalized Lease Obligations of such Person, as determined under GAAP in effect on the Issue Date without giving effect to any phase-in of the effectiveness of any amendments to GAAP that have been adopted as of the Issue Date; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and current liabilities arising in the ordinary course of business, deferred purchase price obligations due and payable within 90 days and operating leases, as determined under GAAP in effect on the Issue Date without giving effect to any phase-in of the effectiveness of any amendments to GAAP that have been adopted as of the Issue Date); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to any letter of credit, banker’s acceptance or any similar credit transaction securing obligations entered into in the ordinary course of business); provided that such obligations shall not constitute Indebtedness except to the extent drawn and not repaid within five Business Days; (v) the net obligations of such Person under interest swap agreements, interest rate cap agreements and interest collar agreements and other agreements or arrangements designed to protect that Person against fluctuations in interest rates; (vi) all obligations of the type referred to in clauses (i) through (v) above of other Persons for which that Person is responsible or liable as obligor, guarantor or in a similar capacity, except Indebtedness will not include (a) endorsements for collection or deposit in the ordinary course of business or (b) financial guaranties made by an insurance company (including a financial guaranty company) as an incident to the conduct of its insurance business and in the ordinary course of such business; (vii) all obligations of the type referred to in clauses (i) through (v) above of other Persons secured by any Lien on any property or asset of that Person, the amount of this obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and (viii) any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described above.

Notwithstanding the foregoing, Indebtedness of a Person will exclude: (i) post-closing payment adjustments in connection with the purchase by such Person of any business to which the seller may become entitled to the extent such payment is determined by a final closing so long as at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid when due; (ii) customary indemnification obligations; (iii) indebtedness and other obligations that have been defeased, satisfied and discharged, repaid, retired, repurchased and/or redeemed in accordance with their terms; and (iv) indebtedness of an entity or Subsidiary formed for the primary purpose of purchasing or otherwise acquiring mortgage loans, receivables or other similar financial assets from the Company, one of the Subsidiaries of the Company and/or third parties, financing such purchases or otherwise facilitating the financing thereof (including by securitization) and conducting activities related thereto so long as the principal and interest on such indebtedness is not guaranteed by the Company or any of the other Subsidiaries of the Company and such indebtedness is without recourse to the Company or any of the other Subsidiaries of the Company, other than for breaches of representations, warranties, covenants and related indemnities that are customary for securitization financings and similar transactions.

“Indenture” means the Original Indenture, as amended and supplemented by this Supplemental Indenture and as it may from time to time be further amended or supplemented by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof, including, for all purposes of this Supplemental Indenture and any such supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern the Indenture.

“Independent Investment Banker” means Goldman, Sachs & Co., and its successors, or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with the Company.

“Interest Payment Date” means, with respect to the payment of interest on the Notes, each February 15 and August 15 of each year.

“Issue Date” means August 5, 2016.

“Lien” means any pledge, lien or other encumbrance.

“Maturity Date” means, with respect to any Note, August 15, 2023.

“Note” or “Notes” has the meaning specified in the Recitals of this Supplemental Indenture.

“Optional Redemption” has the meaning specified in Section 5.02.

“Original Indenture” has the meaning specified in the Preamble of this Supplemental Indenture.

“Person” means any individual, Corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Physical Notes” means each Note other than any Global Note.

“Preferred Stock” in respect of any Corporation means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Corporation, over shares of Capital Stock of any other class of such Corporation.

“Record Date” means, with respect to the payment of interest on the Notes, the February 1 (whether or not a Business Day) immediately preceding an Interest Payment Date on February 15 and the August 1 (whether or not a Business Day) immediately preceding an Interest Payment Date on August 15.

“Redemption Date” has the meaning specified in Section 5.03.

“Redemption Notice” has the meaning specified in Section 5.03.

“Redemption Price” means, for any Notes to be redeemed pursuant to Section 5.02, the sum of (a) the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest (excluding interest accrued to the Redemption Date) on the Notes to be redeemed discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-

day months) at the applicable Treasury Rate plus 50 basis points, and (b) accrued and unpaid interest on the principal amount being redeemed to the Redemption Date.

“Reference Treasury Dealer” means (1) Goldman, Sachs & Co., or its successors; provided, however, that if Goldman, Sachs & Co., or its successors shall cease to be a primary U.S. Government securities dealer in New York City, which the Company refers to as a “Primary Treasury Dealer”, the Company will substitute another Primary Treasury Dealer and (2) any four other Primary Treasury Dealers selected by the Independent Investment Banker after consultation with the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Registrar” means any Person (including the Company) authorized by the Company to maintain an office or agency where Notes may be presented for registration of transfer or for exchange.  The Trustee shall be the initial Registrar.

“Remaining Life” means the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“Significant Subsidiary” means a “significant subsidiary” as defined in Article 1, Rule 1-02(w) of Regulation S-X under the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person: (i) any Corporation of which at least a majority of the outstanding stock having ordinary voting power (without regard to the occurrence of any contingency) to elect a majority of the directors of such Corporation, is at the time, directly or indirectly, owned or controlled by such Person or by one or more of its Subsidiaries (or any combination thereof); (ii) any partnership (a) of which such Person or one of the Subsidiaries of such Person is the sole general partner or the managing general partner or (b) the only general partners of which are such Person or one or more of its Subsidiaries (or any combination thereof); or (iii) any other business entity of which more than 50% of the total voting power of equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or the substantial equivalent thereof is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.

“Treasury Rate” means, with respect to any Redemption Date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

“Trustee” has the meaning specified in the Preamble of this Supplemental Indenture.

“U.S.” means the United States of America.

ARTICLE 2. THE NOTES

Section 2.01                             Title and Terms; Payments.

There is hereby authorized a series of Securities designated the “5.750% Senior Notes due 2023” initially limited in aggregate principal amount to $425,000,000, which amount shall be as set forth in any written order of the Company for the authentication and delivery of Notes pursuant to Section 3.3 of the Original Indenture.  The principal amount of Notes then outstanding shall be due and payable on the Maturity Date.  The Company may, without the consent of the Holders, reopen the Indenture and issue additional Notes under the Indenture with the same terms, and which will be treated as the same class, as the Notes initially issued in an unlimited aggregate principal amount; provided that, if any such additional Notes are not fungible with the Notes initially issued for U.S. federal income tax purposes, then such additional Notes will have a separate CUSIP number.

The form of Note (including the form of assignment and transfer) shall be substantially as set forth in Exhibit A hereto, which is incorporated into and shall be deemed a part of this Supplemental Indenture, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers of the Company executing the Notes, as evidenced by their execution of the Notes.

The Company shall make payments in respect of the principal and interest on Global Notes to the Depositary or its nominee, as the case may be, in its capacity as the registered Holder under the Indenture.  In the case of Physical Notes, the Company shall make payments in U.S. dollars at the office of the Paying Agent or, at the Company’s option, by check mailed to the Holder’s registered address (or, if requested by a Holder of more than $1 million of Notes, by wire transfer to the account designated by such Holder).  The Company shall make any required interest payments to the Person in whose name each Note is registered at the Close of Business on the Record Date for the interest payment.  The Trustee shall be designated as the Company’s initial Paying Agent for payments on the Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts.  Subject to the requirements of any applicable abandoned property laws, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for payments on the Notes that remain unclaimed for two years after the date upon which that payment has become due.  After payment to the Company, Holders entitled to the money must look to the Company for payment.  In that case, all liability of the Trustee or Paying Agent with respect to that money shall cease.

Section 2.02          Book-Entry Provisions for Global Notes.

The Notes shall initially be represented by one or more Global Notes.  Each Global Note shall be deposited with, or on behalf of, the Depositary and be registered in the name of a nominee of the Depositary.  Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its custodian, or under the Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of any Holder.

Section 2.03          CUSIP Numbers.

In issuing the Notes, the Company may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders of the Notes; provided that any such notice may state that no representation is made as to the correctness of such numbers as printed on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Company will promptly notify the Trustee of any change in the “CUSIP” numbers.

Section 2.04          Reporting Requirement.

For so long as the Notes are outstanding, the Company shall file with the Commission, within the time periods prescribed by its rules and regulations (giving effect to any grace periods provided thereby), the Company’s annual and quarterly reports, information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act and will furnish such annual and quarterly reports, information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) to the Trustee within 15 days of the date on which it would be required to file the same with the

Commission (giving effect to any grace periods provided by the Commission’s rules and regulations).  The filing of any quarterly or annual report or other information, document or other report that the Company files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act on the Commission’s EDGAR system (or any successor thereto) shall be deemed to constitute delivery of such filing to the Trustee.  In the event the Company is at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it shall continue to provide the Trustee and the Holders with annual and quarterly reports containing substantially the same information as would have been required to be filed with the Commission had the Company continued to have been subject to such reporting requirements.  In such event, such annual and quarterly reports shall be provided at the times the Company would have been required to provide reports (giving effect to any grace periods provided by the Commission’s rules and regulations) had it continued to have been subject to such reporting requirements.  The Company also shall comply with the other provisions of Section 314(a) of the Trust Indenture Act.  Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officer’s Certificates).

This Section 2.04 shall apply to the Notes in lieu of Section 7.4 of the Original Indenture.

ARTICLE 3. COVENANTS

Section 3.01          Amendment and Restatement of Section 10.5 of the Original Indenture.  Section 10.5 of the Original Indenture is hereby amended and restated in its entirety to read as follows:

Section 10.5          Limitations on Liens on Stock of Designated Subsidiaries.

Neither the Company nor any of its Subsidiaries shall create, assume, incur or permit to exist any Indebtedness secured by a Lien (other than any Lien in favor of the Company) on the Capital Stock of any Subsidiary that is a Designated Subsidiary unless the Notes (and if the Company so elects, any other Indebtedness of the Company that is not subordinate to the Notes and with respect to which the governing instruments require, or pursuant to which the Company is otherwise obligated, to provide such security) are secured equally and ratably with such Indebtedness for at least the time period this other Indebtedness is so secured. Notwithstanding the foregoing, the Company may, without securing the Notes or such other Indebtedness, incur and/or assume Liens existing on such Capital Stock before the acquisition thereof by the Company or any Designated Subsidiary if (1) such Lien was in existence prior to, and is not created in contemplation of or in connection with, such acquisition, (2) such Lien will not apply to Capital Stock of any other Designated Subsidiary and (3) such Lien will secure only those obligations which it secures on the date of such acquisition, and extensions, renewals and replacements of the foregoing obligations that do not increase the maximum principal amount secured by such Liens and do not extend to Capital Stock of any other Designated Subsidiary.

If the Company shall hereafter be required to secure the Notes equally and ratably with any other Indebtedness pursuant to this Section, (i) the Company will promptly deliver to the Trustee an Officer’s Certificate stating that the foregoing covenant has been complied with, and an Opinion of Counsel stating that, in the opinion of such counsel, the foregoing covenant has been complied with and that any instruments executed by the Company or any Subsidiary of the Company in the performance of the foregoing covenant comply with the requirements of the foregoing covenant, and (ii) the Trustee is hereby authorized to enter into an indenture or agreement supplemental hereto and to take such action, if any, as it may deem advisable to enable it to enforce the rights of the Holders of the Notes so secured.

Section 3.02          Amendment and Restatement of Section 10.6 of the Original Indenture.  Section 10.6 of the Original Indenture is hereby amended and restated in its entirety to read as follows:

Section 10.6          Limitations on Sales of Capital Stock of Designated Subsidiaries.

Neither the Company nor any of its Designated Subsidiaries shall issue, sell, transfer or dispose of Capital Stock of any Subsidiary that is a Designated Subsidiary at the time of such issuance, sale, transfer or disposition, except to the Company or one of its Subsidiaries that agrees to hold the transferred shares subject to the terms of this sentence, unless (1) the Company disposes of the entire Capital Stock of the Designated Subsidiary at the same time for cash or property which, in the opinion of the Board of Directors of the Company, is at least equal to the fair market value of the Capital Stock or (2) the Company sells, transfers or otherwise disposes of any Capital Stock of a Designated Subsidiary for at least fair market value (in the opinion of the Board of Directors of the Company) and, after giving effect thereto, the Company and its Subsidiaries would own more than 80% of the issued and outstanding voting stock of such Designated Subsidiary.

ARTICLE 4. REMEDIES

Section 4.01          Amendment and Restatement of Section 5.1 of the Original Indenture.  Section 5.1 of the Original Indenture is hereby amended and restated in its entirety to read as follows:

Section 5.1            Events of Default.

With respect to the Notes, each of the following events shall be an “Event of Default”:

(a)           the Company defaults in any payment of interest due and payable on the Notes, and such default continues for a period of 30 days;

(b)           the Company defaults in the payment of all or any part of the principal or any premium on the Notes when the same becomes due and payable at the Maturity Date, Redemption Date or otherwise;

(c)           a default in the performance of the Company’s obligations under Article 8 of the Original Indenture;

(d)           the Company defaults in its performance of any other covenant or agreement in respect of the Notes or this Indenture that continues for 60 days after receipt by the Company of a notice of Default from the Trustee or after receipt by the Company and the Trustee of a “Notice of Default” from the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(e)           if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of the Company or any Designated Subsidiary (including, in each case, an Event of Default under any other series of Securities), whether such Indebtedness now exists or shall hereafter be created or incurred, shall happen and shall consist, in the aggregate, of the default in the payment of $50,000,000 or more in principal amount of such Indebtedness at the maturity thereof (after giving effect to any applicable grace period) or shall, in the aggregate, result in such Indebtedness in principal amount of $50,000,000 or more becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, unless such default is cured or such acceleration is rescinded, stayed, annulled or, in the case of Indebtedness contested in good faith by the Company, a bond, letter of credit, escrow deposit or other cash equivalent or reserve in an amount sufficient to discharge such Indebtedness is set aside by the Company, in each case within a period of 30 days after there shall have been given, by registered or certificated mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Notes then outstanding, a written notice (i) specifying such event of default, (ii) requiring the Company to cure such event of default or to cause such acceleration to be rescinded, stayed or annulled or to set aside such a bond, letter of credit, escrow deposit or other cash equivalent or reserve and (iii) stating that such notice is a “Notice of Default” hereunder;

(f)            the Company or any of its Subsidiaries has rendered against it a final judgment for the payment of $50,000,000 or more (excluding any amounts covered by insurance), which judgment is not discharged or stayed within 120 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

(g)           an involuntary case or other proceeding shall be commenced against the Company or a Significant Subsidiary of the Company with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or a Significant Subsidiary of the Company under the federal bankruptcy laws as now or hereafter in effect; and

(h)           the Company or a Significant Subsidiary of the Company (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or a Significant Subsidiary of the Company or for all or substantially all of the property and assets of the Company or a

Significant Subsidiary of the Company or (iii) effects any general assignment for the benefit of creditors.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

A Default under clause (d) is not an Event of Default until the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding notify the Company (and in the case of such notice by Holders, the Trustee) of the Default and the Company does not cure such Default within the time specified after receipt of such notice.  Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

Section 4.02          Amendment of Section 5.2 of the Original Indenture.  Section 5.2 of the Original Indenture is hereby amended by replacing (a) each reference therein to “clause (6)” of Section 5.1 of the Original Indenture with a reference to Section 5.1(g) of the Original Indenture, as amended and restated by this Supplemental Indenture, and (b) each reference therein to “clause (7)” of Section 5.1 of the Original Indenture with a reference to Section 5.1(h) of the Original Indenture, as amended and restated by this Supplemental Indenture.

ARTICLE 5. OPTIONAL REDEMPTION

Section 5.01          Applicability of Article 11 of the Original Indenture.  Article 11 of the Original Indenture shall not apply to the Notes.  Instead, the provisions set forth in this Article 5 shall, with respect to the Notes, supersede in its entirety Article 11 of the Original Indenture and all references in the Original Indenture to Article 11 thereof and the provisions therein, as the case may be, shall, with respect to the Notes, be deemed to be references to this Article 5 and the provisions set forth in this Article 5.

Section 5.02          Right to Redeem; Notices to Trustee.  No sinking fund is provided for the Notes.  The Company has the option to redeem the Notes (an “Optional Redemption”) in whole at any time or in part from time to time, at the Company’s option, at the Redemption Price.

Section 5.03          Notice of Optional Redemption; Selection of Notes.

(a)           In case the Company exercises its Optional Redemption right to redeem all or any part of the Notes pursuant to Section 5.02 of this Supplemental Indenture, it shall fix a date for redemption (each, a “Redemption Date”) and it or, at its written request received by the Trustee not less than 45 calendar days prior to the Redemption Date (or such shorter period of time as may be acceptable to the Trustee), the Trustee, in the name of and at the expense of the Company, shall provide or cause to be provided a notice of such Optional Redemption (a “Redemption Notice”) not more than 60 calendar days and not less than 30 calendar days prior to the Redemption Date to each Holder of Notes to be so redeemed as a whole or in part by first-class mail at its last address as the same appears on the Note register or delivered electronically as to Notes held through the Depositary in accordance with the Depositary’s customary procedures; provided, however, that, if the Company provides the Redemption Notice, it shall also give written notice of the Redemption Date to the Trustee.  The Redemption Date must be a Business Day. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

(b)           The Redemption Notice, if mailed or delivered in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, failure to give such Redemption Notice or any defect in the Redemption Notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

(c)           Each Redemption Notice shall specify:

(i)            the Redemption Date;

(ii)           the Redemption Price;

(iii)          if less than all outstanding Notes are to be redeemed, the identification (and in the case of partial redemption, the principal amount) of the Notes to be redeemed;

(iv)          that on the Redemption Date, the Redemption Price will become due and payable upon each Note to be redeemed, and that interest thereon, if any, shall cease to accrue on and after the Redemption Date;

(v)           the place or places where such Notes are to be surrendered for payment of the Redemption Price;

(vi)          the CUSIP, ISIN or other similar numbers, if any, assigned to such Notes; and

(vii)         in case any Note is to be redeemed in part only, the portion of the principal amount thereof to be redeemed and on and after the Redemption Date, upon surrender of such Note, a new Note in principal amount equal to the unredeemed portion thereof shall be issued.

A Redemption Notice shall be irrevocable.

(d)           If the Company is to redeem fewer than all of the outstanding Notes and the Notes are in the form of Global Notes, the Trustee will select, not more than 60 calendar days and not less than 30 calendar days before the Redemption Date, the Notes to be redeemed.  If the Company is to redeem fewer than all of the outstanding Notes and the Notes are in the form of Physical Notes, the Trustee shall select the Notes or portions thereof to be redeemed (in principal amounts of $2,000 or integral multiples of $1,000 in excess thereof) by lot, on a pro rata basis or by another method the Trustee considers to be fair and appropriate.

Section 5.04          Payment of Notes Called for Redemption.

(a)           If any Redemption Notice has been given in respect of the Notes in accordance with Section 5.03 of this Supplemental Indenture, the Notes shall become due and payable on the Redemption Date at the place or places stated in the Redemption Notice and at the applicable Redemption Price.  On presentation and surrender of the Notes at the place or places stated in the Redemption Notice, the Notes shall be paid and redeemed by the Company at the applicable Redemption Price.

(b)           On or prior to the Redemption Date, the Company shall deposit with the Paying Agent or, if the Company or a Subsidiary of the Company is acting as the Paying Agent, shall segregate and hold in trust as provided in Section 10.3 of the Original Indenture an amount of cash (in immediately available funds if deposited on the Redemption Date), sufficient to pay the Redemption Price of all of the Notes to be redeemed on such Redemption Date.  Subject to receipt of funds by the Paying Agent, payment for the Notes to be redeemed shall be made promptly after the later of:

(i)            the Redemption Date for such Notes; and

(ii)           the time of presentation of such Notes to the Trustee (or other Paying Agent appointed by the Company) by the Holder thereof in the manner required by this Section 5.04.

(c)           Upon surrender of a Note that is to be redeemed in part only pursuant to Section 5.02 of this Supplemental Indenture, the Company shall execute and the Trustee shall authenticate and deliver to the Holder a new Note in an authorized denomination equal in principal amount to the unredeemed portion of the Note surrendered, without payment of any service charge.

Section 5.05          Restrictions on Redemption.  The Company may not redeem any Notes on any date if the principal amount of the Notes has been accelerated in accordance with the terms of the Indenture, and such acceleration has not been rescinded, on or prior to the Redemption Date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Redemption Price with respect to such Notes).

ARTICLE 6. MISCELLANEOUS

Section 6.01          Governing Law.

THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS SUPPLEMENTAL INDENTURE AND EACH OF THE NOTES (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT PROVIDE FOR THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).

Section 6.02          Payments on Business Days.

If any Interest Payment Date, the Maturity Date, the Redemption Date or any earlier required repurchase date would fall on a day that is not a Business Day, the required payment shall be made on the next succeeding Business Day and no interest on such payment shall accrue in respect of the delay.

Section 6.03          No Security Interest Created.

Nothing in this Supplemental Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 6.04          Trust Indenture Act.

This Supplemental Indenture is hereby made subject to, and shall be governed by, the provisions of the Trust Indenture Act required to be part of and to govern indentures qualified under the Trust Indenture Act.  If any provision hereof limits, qualifies or conflicts with another provision hereof or the Original Indenture that is required to be included in an indenture qualified under the Trust Indenture Act, such required provision shall control.

Section 6.05          Benefits of Indenture.

Nothing in this Supplemental Indenture or in the Notes, expressed or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any authenticating agent, any Registrar and their successors hereunder or the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 6.06          Calculations.

Except as otherwise explicitly provided in this Supplemental Indenture, the Company shall be responsible for making all calculations called for under the Notes.  These calculations include, but are not limited to, determinations of the market prices of the Notes and any accrued interest payable on the Notes.  The Company shall make all these calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on Holders of Notes.  The Company shall provide a schedule of its calculations to the Trustee, and the Trustee is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification.  The Trustee will forward the Company’s calculations to any Holder of Notes upon the request of that Holder at the sole cost and expense of the Company.

Section 6.07          Table of Contents, Headings, Etc.

The table of contents and the titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 6.08          Execution in Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 6.09          Severability.

In the event any provision of this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

MGIC INVESTMENT CORPORATION

By:	/s/ Timothy Mattke
Name:	Timothy Mattke
Title:	Executive Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Steven F. Posto
Name:	Steven F. Posto
Title:	Vice President

Supplemental Indenture

EXHIBIT A

FORM OF NOTE

[FORM OF FACE OF NOTE]

[LEGEND FOR GLOBAL NOTES]

[THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

No. R-1

CUSIP No. 552848AF0
ISIN No. US552848AF09

Principal Amount $425,000,000

as revised by the Schedule of Increases

and Decreases in the Global Note attached hereto

MGIC INVESTMENT CORPORATION

5.750% Senior Notes due 2023

MGIC INVESTMENT CORPORATION, a Wisconsin corporation, for value received, hereby promises to pay CEDE & CO., or registered assigns, FOUR HUNDRED AND TWENTY FIVE MILLION DOLLARS ($425,000,000) on August 15, 2023 (the “Maturity Date”).

Interest Payment Dates:  February 15 and August 15.

Record Dates:  February 1 and August 1.

Additional provisions of this Note are set forth on the other side of this Note.

Dated: August 5, 2016	MGIC INVESTMENT CORPORATION

(CORPORATE SEAL)

By:
Name:
Title:

Authorized Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. BANK NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Notes referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Dated: August 5, 2016

[FORM OF REVERSE OF NOTE]

5.750% Senior Notes due 2023

1.                                      Interest.

This Note shall bear cash interest at the rate of 5.750% per annum. Interest on this Note shall accrue from August 5, 2016 (the “Issue Date”) or from the most recent date to which interest has been paid or provided for. Interest shall be payable semiannually in arrears on February 15 and August 15 of each year, beginning on February 15, 2017, to the Holder of record of Notes at the Close of Business on the February 1 and August 1 immediately preceding such Interest Payment Date.  Each payment of cash interest on this Note shall include interest accrued for the period commencing on and including the immediately preceding Interest Payment Date (or, if none, the Issue Date) through the day before the applicable Interest Payment Date, Redemption Date or Maturity Date, as applicable.  Any payment required to be made on any day that is not a Business Day shall be made on the next succeeding Business Day and no interest or other amount will be paid as a result of any such postponement.  Interest shall be calculated using a 360-day year composed of twelve 30-day months.

2.                                      Method of Payment.

The Company shall promptly make all payments in respect of the Notes on the dates and in the manner provided herein and in the Indenture.  The Company will pay interest (except Defaulted Interest) on the principal amount of the Notes on each February 15 and August 15 to the Persons who are registered Holders of Notes at the Close of Business on the February 1 and August 1 next preceding the Interest Payment Date even if Notes are canceled or repurchased after such Record Date and on or before the Interest Payment Date.  Holders must surrender Notes to a Paying Agent to collect principal payments.  The Company will pay principal, accrued and unpaid interest, if any, and the Redemption Price or premium in money of the United States that at the time of payment is legal tender for payment of public and private debts.  The Company will make all payments in respect of a Global Note registered in the name of the Depositary or its nominee to the Depositary or its nominee, as the case may be, by wire transfer of immediately available funds to the account specified by such Holder.  The Company will make all payments in respect of a Physical Note (including principal and interest) in U.S. dollars at the office of the Paying Agent. At the Company’s option, the Company may make such payments by mailing a check to the registered address of each Holder thereof as such address shall appear on the register or, if requested by a Holder of more than $1,000,000 in aggregate principal amount of Notes, by wire transfer of immediately available funds to the account specified by such Holder.  If an Interest Payment Date is a date other than a Business Day, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

3.                                      Paying Agent, Transfer Agent and Registrar.

Initially, U.S. Bank National Association will act as Trustee, Paying Agent, transfer agent and Registrar for the Notes. The Company may appoint and change any Paying Agent, transfer agent or Registrar without notice, other than notice to the Trustee; provided that the Company will maintain at least one Paying Agent in the United States of America, which shall initially be an office or agency of the Trustee.  The Company or any of its Subsidiaries or any of their affiliates may act as Paying Agent, transfer agent or Registrar.

4.                                      Indenture.

The Company issued the Notes under an Indenture, dated as of October 15, 2000 (the “Original Indenture”), between the Company and U.S. Bank National Association (as successor to Bank One Trust Company, National Association), as amended and supplemented by the Third Supplemental Indenture, dated as of August 5, 2016 (the “Supplemental Indenture” and the Original Indenture, as so amended and supplemented by the Supplemental Indenture, the “Indenture”).  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect from time to time (the “TIA”).  Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.  The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms.

The Notes are senior unsecured and unsubordinated obligations of the Company initially limited to an aggregate principal amount of not more than $425,000,000.  The Company may, without the consent of the Holders, reopen the Indenture and issue additional Notes under the Indenture with the same terms, and which will be treated as the same class, as the Notes initially issued in an unlimited aggregate principal amount; provided that, if any such additional Notes are not fungible with the Notes initially issued for U.S. federal income tax purposes, then such additional Notes will have a separate CUSIP number.

5.                                      Redemption Prior to Maturity.

At the option of the Company, the Notes may be redeemed at any time in whole or from time to time in part at a Redemption Price equal to the sum of (a) the greater of (i) 100% of the principal amount of the Notes to be redeemed, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest (excluding interest accrued to the Redemption Date) on the Notes to be redeemed discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 50 basis points, and (b) accrued and unpaid interest on the principal amount being redeemed to the Redemption Date. Not more than 60 calendar days and not less than 30 calendar days prior to the Redemption Date, the Company shall mail a Redemption Notice to each Holder of Notes to be so redeemed as a whole or in part by first-class mail at its last address as the same appears on the Note register or electronically deliver (or cause to be delivered) a Redemption Notice as to Notes held through the Depositary in accordance with the Depositary’s customary procedures; provided, however, that, if the Company provides the Redemption Notice, it shall also give written notice of the Redemption Date to the Trustee.  If the Company is to redeem fewer than all of the outstanding Notes and the Notes are in the form of Global Notes, the Trustee will select, not more than 60 calendar days and not less than 30 calendar days before the Redemption Date, the Notes to be redeemed.  If the Company is to redeem fewer than all of the outstanding Notes and the Notes are in the form of Physical Notes, the Trustee shall select the Notes or portions thereof to be redeemed (in principal amounts of $2,000 or integral multiples of $1,000 in excess thereof) by lot, on a pro rata basis or by another method the Trustee considers to be fair and appropriate. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.  The Notice of Redemption will specify, among other items, the Redemption Price and the aggregate principal amount of the Notes to be redeemed. The Indenture contains additional provisions with respect to any redemption of the Notes.

6.                                      Maturity.

The outstanding principal amount of the Notes shall be due and payable on August 15, 2023.

7.                                      Denominations; Transfer; Exchange.

The Notes are in fully registered form, without coupons, in denominations of $2,000 of principal amount and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

8.                                      Persons Deemed Owners.

The registered Holder of this Note may be treated as the owner of this Note for all purposes.

9.                                      Unclaimed Money or Securities.

The Trustee and the Paying Agent shall return to the Company upon written request any money or securities held by them for the payment of any amount with respect to the Notes that remains unclaimed for two years, subject to applicable unclaimed property law.  After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors, unless an applicable abandoned property law designates another Person.

10.                               Trustee Dealings with the Company.

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its affiliates and may otherwise deal with the Company or its affiliates with the same rights it would have if it were not Trustee.

11.                               Amendments and Waivers.

Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding. Subject to certain exceptions, a default on the Notes may be waived with the consent of the Holders of not less than a majority in principal amount of the Notes.

Without the consent of any Holder, the Indenture or the Notes may be amended by the Company and the Trustee as provided in Section 9.1 of the Indenture.

12.                               Successors.

When a successor assumes all the obligations of the Company under the Notes and the Indenture, the Company shall be released from those obligations.

13.                               Defeasance Prior to Maturity.

Subject to certain conditions set forth in Article 4 of the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee U.S. dollars or U.S. Government Obligations for the payment of principal of and interest on the Notes to maturity.

14.                               Defaults and Remedies.

Section 5.1 of the Indenture sets forth each of the events that constitute an Event of Default with respect to the Notes.  If an Event of Default occurs and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the outstanding Notes may declare the principal of all the Notes to be due and payable immediately.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes.  Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal or interest) if it in good faith determines that withholding such notice is in their best interest.

15.                               Trustee Dealings with Company.

The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with those Persons, as if it were not Trustee.

16.                               No Recourse Against Others.

A director, officer, employee or shareholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Note, each Holder waives and releases all such liability.  The waiver and release are part of the consideration for the issue of the Notes.

17.                               Authentication.

This Note shall not be valid until an authorized signatory of the Trustee manually signs the Trustee’s certificate of authentication on the other side of this Note.

18.                               Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19.                               GOVERNING LAW.

THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder, upon written request and without charge, a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:

MGIC Investment Corporation

MGIC Plaza

250 East Kilbourn Avenue

Milwaukee, Wisconsin 53202

Attention:  Investor Relations

SCHEDULE OF INCREASES AND DECREASES IN THE GLOBAL NOTE

Initial Principal amount of Global Note: $425,000,000.

Date	Amount of Increase in Principal Amount of Global Note	Amount of Decrease in Principal Amount of Global Note	Principal Amount of Global Note After Increase or Decrease	Notation by Registrar or Security Custodian

[FORM OF ASSIGNMENT AND TRANSFER]

For value received                                               hereby sell(s), assign(s) and transfer(s) unto (Please insert social security or Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints                    attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature(s)

Signature(s) must be guaranteed by an institution which is a member of one of the following recognized signature Guarantee Programs:

(i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program; (iii) The Stock Exchange Medallion Program (SEMP) or (iv) another guarantee program acceptable to the Trustee.

Signature Guarantee